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                                                                      EXHIBIT 11

                                  Lason, Inc.
                 Computation of Consolidated Per Share Earnings
                    (In thousands, except per share amounts)



                                                                               Three Months Ended
                                                                                   March 31,
                                                                               ------------------
                                                                               1997          1996
                                                                               ----          ----
Net income                                                                     $1,893      $  767
                                                                               ======      ======

Primary and Fully Diluted
     weighted average common shares outstanding                                 8,694       5,003

Assumed exercise of stock options using
     the treasury stock method                                                    368         493

Common shares redeemed on October 15, 1996                                        -           692

Weighted average common shares outstanding
     and common share equivalents for primary                                  ------      ------
     and fully diluted earnings per share                                       9,062       6,188


Primary and Fully Diluted Earnings Per Share                                   $ 0.21      $ 0.12
                                                                               ======      ======